                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION       OMB APPROVAL
                            Washington, D.C. 20549        OMB Number  3235-0145
                                                          Expires  Dec. 31, 1997
                                                          Estimated average
                                                          burden per
                                                          response......14.90
                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 2)*



                        SMART Modular Technologies, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                           Common Stock, no par value
                   -----------------------------------------
                        (Title of Class of Securities)




                                  831690 10 2
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 Pages

CUSIP NO.  831690 10 2             SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Ajay Shah
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    6,572,157
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,840,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   6,572,157
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,840,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,412,157
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          19.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831690 10 2                                                Page 3 of 5
          -----------
Pages


Item 1.

        (a)    Name of Issuer:

               SMART Modular Technologies, Inc.

        (b)    Address of Issuer's Principal Executive Offices:

               4305 Cushing Parkway
               Fremont, CA  94538

Item 2.

        (a)    Name of Person Filing:

               Ajay Shah

        (b) Address of Principal Business Office or, if none, Residence:

               4305 Cushing Parkway
               Fremont, CA  94538

        (c)    Citizenship:

               United States of America

        (d) Title of Class of Securities:

               Common Stock, no par value

        (e) CUSIP Number:

               831690 10 2

Item 3.        Type of Filing:

               This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

CUSIP No. 831690 10 2                                                Page 4 of 5
          -----------
Pages


Item 4.        Ownership:

        (a)    Amount Beneficially Owned:

               8,412,157

        (b) Percent of Class:

               19.4%

        (c)    Number of Shares as to Which Such Person Has:


        (i) Sole Power to Vote or to Direct the Vote:
                                    6,572,157
       (ii) Shared Power to Vote or to Direct the Vote:
                                    1,840,000
      (iii) Sole Power to Dispose or Direct the Disposition Of:
                                    6,572,157
       (iv) Shared Power to Dispose or Direct the Disposition Of:
                                    1,840,000

Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:

               1,840,000 shares are held in Krishnan-Shah Family Partners, L.P., a California limited partnership, in which Ms. Krishnan and her spouse, Ajay Shah, are the general partners and share voting and dispositive power.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not applicable.

Item 8.        Identification and Classification of Members of the Group:

               Not applicable.

CUSIP No. 831690 10 2                                                Page 5 of 5
          -----------
Pages

Item 9.        Notice of Dissolution of Group:

               Not applicable.

Item 10.       Certification:

               Not applicable.

Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:                          By:    /s/ Ajay Shah
    ----------------------        ----------------------------------------------
                                      Ajay Shah
                                      Chairman of the Board, President and Chief
                                      Executive Officer